Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Balance Sheet

On June 25, 2014, Bazaarvoice, Inc. (“Bazaarvoice” or the “Company”) entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) by and among Wavetable Labs, Inc., a Delaware corporation (as successor by conversion to Wavetable Labs, LLC) (“Wavetable”), PowerReviews, LLC, a Delaware limited liability company and wholly owned subsidiary of Bazaarvoice (“PowerReviews”), and certain other parties pursuant to which Bazaarvoice would divest the business of PowerReviews.

Pursuant to the terms of the Merger Agreement, and upon the terms and conditions thereof, on July 2, 2014, Bazaarvoice completed the sale of the PowerReviews business to Wavetable for cash consideration of $30.0 million. Of the $30.0 million purchase price, $4.5 million has been placed into escrow as partial security for the Company’s indemnification obligations.

The unaudited pro forma condensed consolidated balance sheet of Bazaarvoice as of April 30, 2014 is presented as if the disposition occurred on April 30, 2014. In connection with the closing of the transaction, on July 2, 2014 Bazaarvoice entered into certain agreements with Wavetable, including the Transition Services Agreement and the Syndication Services Agreement. These agreements do not give the Company the ability to exert influence over the ongoing operations of the PowerReviews business and fees expected to be paid under the Transition Services Agreement and Syndication Services Agreement are not expected to have a material impact on the Company’s consolidated financial statements for the fiscal year ending April 30, 2015. Given the Company will not have significant continuing involvement, the PowerReviews business was included as a discontinued operations in the Annual Report on Form 10-K for the fiscal years ended April 30, 2014 and 2013; therefore, there are no pro forma adjustments to the Consolidated Statements of Operations for the fiscal years ended April 30, 2014 and 2013. The PowerReviews business was acquired during fiscal year 2013.

The unaudited pro forma condensed consolidated financial information presented is for informational purposes only. It is not intended to represent or be indicative of the consolidated financial position had the Merger Agreement been completed as of the date presented nor is it intended to be indicative of the Company’s future financial position.

The unaudited pro forma condensed consolidated financial statements include specific assumptions and adjustments related to the sale of PowerReviews. The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing. However, actual adjustments may differ materially from the information presented.

The unaudited pro forma condensed consolidated financial statements, including notes thereto, should be read in conjunction with the historical financial statements and related notes of Bazaarvoice included in our Annual Report on Form 10-K for the year ended April 30, 2014.

Bazaarvoice, Inc.

Pro Forma Condensed Consolidated Balance Sheet

April 30, 2014

(in thousands)

(unaudited)

	Bazaarvoice	Pro forma		Bazaarvoice
	as reported	adjustments		pro forma results
Assets
Current assets:
Cash and cash equivalents	$31,934	$24,842	(A)	$56,776
Restricted cash	604	—		604
Short-term investments	40,700	—		40,700
Accounts receivable, net	39,099	—		39,099
Prepaid expenses and other current assets	8,212	4,500	(A)	12,712
Assets held for sale	33,745	(33,745	)(B)	—

Total current assets	154,294	(4,403)		149,891
Property, equipment and capitalized internal-use software development costs, net	17,005	—		17,005
Goodwill	139,155	—		139,155
Acquired intangible assets, net	13,388	—		13,388
Other non-current assets	3,428	—		3,428

Total assets	$327,270	$(4,403)		$322,867

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,346	$—		$3,346
Accrued expenses and other current liabilities	27,071	—		27,071
Revolving line of credit	27,000	—		27,000
Deferred revenue	54,951	—		54,951
Liabilities held for sale	3,621	(3,621	)(B)	—

Total current liabilities	115,989	(3,621)		112,368
Deferred revenue less current portion	1,722	—		1,722
Deferred tax liability, long-term	1,730	(282	)(C)	1,448
Other liabilities, long-term	1,367	—		1,367

Total liabilities	120,808	(3,903)		116,905
Stockholders’ equity	206,462	(500	)(B)	205,962

Total liabilities and stockholders’ equity	$327,270	$(4,403)		$322,867

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Bazaarvoice, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Description of the transaction

On June 25, 2014, Bazaarvoice, Inc. (“Bazaarvoice” or the “Company”) entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) by and among Wavetable Labs, Inc., a Delaware corporation (as successor by conversion to Wavetable Labs, LLC) (“Wavetable”), PowerReviews, LLC, a Delaware limited liability company and wholly owned subsidiary of Bazaarvoice (“PowerReviews”), and certain other parties pursuant to which Bazaarvoice would divest the business of PowerReviews.

Pursuant to the terms of the Merger Agreement, and upon the terms and conditions thereof, on July 2, 2014, Bazaarvoice completed the sale of the PowerReviews business to Wavetable for cash consideration of $30.0 million. Of the $30.0 million purchase price, $4.5 million has been placed into escrow as partial security for the Company’s indemnification obligations.

2. Basis of presentation

The unaudited pro forma condensed consolidated financial statements have been derived from the historical information included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2014 filed on June 26, 2014. The PowerReviews business was included as a discontinued operations in the Annual Report on Form 10-K for the fiscal years ended April 30, 2014 and 2013; therefore, there are no pro forma adjustments to the Consolidated Statements of Operations for the fiscal years ended April 30, 2014 and 2013. The PowerReviews business was acquired during fiscal year 2013.

3. Pro forma adjustments

(A) To reflect the total consideration of $30.0 million, including cash receipts of $25.5 million offset by approximately $0.7 million of transaction costs and expenses associated with selling the PowerReviews business and $4.5 million that has been placed into escrow. Of the $30.0 million total consideration, $4.5 million has been placed into escrow for a period of one year after closing as partial security for the Company’s indemnification obligations and accordingly has been recorded as a receivable in prepaid expenses and other current assets.

(B) To reflect the removal of the assets and liabilities held for sale as well as the true-up to the estimated loss on sale recorded as an adjustment to retained earnings. As of April 30, 2014, the Company estimated a loss on disposal of $9.2 million based on estimated cash consideration of $30.5 million (see Note 3 of the Annual Report on Form 10-K for fiscal year ended April 30, 2014). The pro forma adjustment for an additional $0.5 million loss represents the incremental loss due to the revised cash consideration of $30.0 million, resulting in a total estimated pro forma loss on disposal of approximately $9.7 million, net of tax. The $9.7 million estimated loss is preliminary and based on assets and liabilities as of the assumed date of consummation of April 30, 2014 and does not represent the actual gain or loss that will be recognized in the Company’s financial statements for the fiscal year ended April 30, 2015. The adjustment to reflect the pro forma net loss on sale of approximately $9.7 million was calculated as follows (in thousands):

Total consideration	$30,000
Less:
Basis in net assets sold	39,316
Costs incurred directly attributable to the transaction	658

Estimated pro forma loss before income taxes	(9,974)
Income tax benefit	282

Estimated pro forma loss, net of tax	(9,692)
Less estimated loss, net of tax, previously recognized	9,192

Incremental estimated pro forma loss, net of tax	$(500)

(C) To reflect the reversal of a deferred tax liability resulting from the disposition of assets.

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